LIVE NATION ENTERTAINMENT APPOINTS QUALCOMM’S PEGGY JOHNSON
TO BOARD OF DIRECTORS

LOS ANGELES – June 24, 2013 – Live Nation Entertainment (NYSE: LYV) announced today that its Board of Directors has appointed Peggy Johnson to the Board as a new independent director, effective June 20, 2013. Ms. Johnson currently serves as Executive Vice President of Qualcomm Technologies, Inc. and President of Global Market Development.

“Peggy is an exemplary executive who will bring extensive technology expertise and an incredible international record to our accomplished and experienced group of directors,” said Greg Maffei, chairman of the Live Nation Board of Directors.

In her current role at Qualcomm Technologies, Ms. Johnson is responsible for commercializing new business and developing strategic relationships. She also serves as the Chairwoman of the Board of Directors of Qualcomm Labs, Inc., an incubator organization that focuses on launching new businesses and products and exploring new region segments.

“Peggy’s impressive technology background and extensive experience in emerging regions will be invaluable to our team as we continue to upgrade our platforms and as we look to bring those technology-based enhancements to even more fans around the globe,” said Michael Rapino, president and chief executive officer of Live Nation.

“Live Nation is one of the most unique, exciting companies in the world and has remained at the forefront of the live entertainment industry by continuing to innovate and bring live entertainment to more fans around the globe. I’m honored to join the Board and I’m looking forward to working with my fellow board members,” said Johnson.

With a technology career that spans more than two decades, Ms. Johnson has held roles in nearly every facet of Qualcomm’s operations. She began as a software engineer in the company’s wireless solution group, and later held senior-level positions in technology, business development and sales. Most notably, under Ms. Johnson’s leadership, Qualcomm developed and commercially launched BREW (Binary Runtime Environment for Wireless), the world’s first large-scale mobile app store, which inspired the growth of a global ecosphere that has generated more than $3 billion in revenues to date.

About Live Nation Entertainment:
Live Nation Entertainment (NYSE: LYV) is the world’s leading live entertainment company comprised of four market leaders: Ticketmaster.com, Live Nation Concerts, Artist Nation Management and Live Nation Media/Sponsorship. For additional information, visit www.livenation.com/investors.

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Investor Contact:
Maili Bergman
(310) 867-7000
IR@livenation.com

Media Contact:
Jacqueline Peterson
(310) 360-3051
jacquelinepeterson@livenation.com